INTERSHOW LICENSE AGREEMENT

LICENSE  AGREEMENT
made  effective,  October 4, 1999,  by and  between

INTERSHOW  RECORDS  AG,
Grenzzstr.  24,  CH-9430 St.  Margrethen,
Switzerland,

legally  represented  by its  CEO  Gerhard  Stube
(hereinafter  referred  to as "Licensor")

and
OPEN DOOR MUSIC,
10 Dorrance  Street,  Suite 501,
Providence, Rhode  Island  02903,

legally  represented  by its duly  authorized  officer(s)
(hereinafter referred to as "Licensee").

WHEREAS, Licensor is in the position to grant to Licensee rights to the exploitation of certain "Master Recordings" (as herein defined) which are owned or otherwise controlled by Licensor at least for the "Territory" (as herein defined) and which embody the performances of the Artists "QUEEN ESTHER MARROW" and "THE HARLEM GOSPEL SINGS" ("Artists").

WHEREAS, Licensee wishes to be granted the right to exploit the Master Recordings hereunder in the Territory upon the terms and conditions herein contained and Licensee warrants that it is in a position to perform and fulfill all the terms and conditions of such grant.

THEREFORE, in consideration of the above and the mutual promises hereinafter set forth, it is hereby agreed as follows:

I. General Conditions

The terms, "this Agreement," the Agreement," "herein," "hereunder," "hereto," or other words of similar connotation shall mean the License Agreement construed in conjunction with the appendices attached hereto and made a part hereof (appendices from time to time being attached hereto in alphabetical order as "Appendix A," "Appendix B" and for the purposes hereof jointly and separately being referred to as "Appendix"), provided that any reference to this Agreement shall be deemed to mean this Agreement as so supplemented in accordance with the immediately aforesaid.

Whenever examples are used with the words "including," "form example," "e.g.," "such as," "etc." or any derivation thereof, such examples are intended to be illustrative and not in limitation thereof. Paragraph headings are used for convenience only and shall not affect the scope, meaning, or intent of this Agreement or any provisions therein. Except as otherwise provided for in this Agreement, the singular shall include the plural and vice versa.

II. Subject Matter of the Agreement

The subject matter of this Agreement shall be the deliver to and use by Licensee of the "Specified Album(s)." "Specified Album" means the "Album(s)," entitled as set forth in Clause 1 of the Appendix. Unless otherwise agreed to the opposite hereunder, each Specified Album may only be used and exploited as "Source Materials" and "Masters" are delivered by Licensor to Licensee.

III. Territory.

The "Licensed Territory" or "Territory" shall mean the country or countries as specified in Clause 2 of the Appendix.

IV. Exploitation Period.

Unless sooner terminated or further extended in accordance with applicable provisions herein contained, the "Exploitation Period" for each Specified Album hereunder means the period specified in Clause 3 of the Appendix, PROVIDED THAT upon the expiration or other termination of the Exploitation Period hereof, the right to manufacture the Records hereunder shall cease, and Licensee shall thereupon procure for the return of the "Source Materials" (as hereinafter defined) and all other parts containing the Master Recordings which were used to manufacture the Records hereunder, such return to be effected free of charge to Licensor. Licensee shall be entitled to an additional sell-off period of six (6) months from and after the end of the Term hereof ("Sell-off Period"); it is being understood and agreed that, during the Sell-off Period Licensee shall have the right to continue to sell any remaining stocks of Records hereunder manufactured according to clause II, provided further that, upon the expiration of the Sell-off Period, Licensor shall forthwith destroy all stocks of Records hereunder which remained unsold, such destruction to be effected free of charge to Licensor and to be confirmed by written notification from Licensee to Licensor, such destruction to be effected free of charge to Licensor and to be confirmed by written notification from Licensee to Licensor.

V. Grant.

A. Subject to Licensee's complying with the terms and conditions of this Agreement and fulfilling all of Licensee's corresponding obligations and subject to the provisions herein contained Licensor hereby grants to Licensee the following exclusive rights during the Exploitation Period throughout the Licensed Territory:

The right to manufacture, advertise, promote (Radio, Press, TV, Internet), distribute and sell the specified Album(s) solely in the specified Amount and solely in the configuration and/or system as specified under Clause 4 of the Appendix (the "Authorized Record Configuration") through any and all channels of trade (including without limitation regular trade channels, clubs, direct mail and mail order operations), including the Internet, under any trademark, logo and/or label owned and/or otherwise controlled by Licensee (whereby Licensee hereby warrants and represents that any use of such trademark, logo and/or label shall not violate any rights of any third party, and Licensee shall hold Licensor free and harmless from any and all liability with respect thereto). Licensor's grant to Licensee shall further include Licensee's right to permit the public performance and/or broadcasting in the Territory of the Specified Album(s) as we as the right to use the names, likenesses and/or biographies (as approved or supplied by Licensor) of the Artists whose performances are embodied in the Specified Album(s) in connection with the advertising, publicizing, distribution, sale and/or other exploitation hereunder of the Specified Album. Notwithstanding anything to the contrary herein contained, any manufacture, distribution or sale of any Records hereunder by any party other than Licensee shall be subject to Licensor's prior written consent from time to time (not to be unreasonably withheld), provided always that Licensee shall in any event ensure that the exercise by any third party of any of Licensee's right hereunder shall be in accordance with the terms and conditions hereof and subject to applicable limitations herein contained, provided further that Licensee shall not be released of any of its obligations hereunder but shall at all times remain directly responsible in the event of any failure on the part of any of Licensee's affiliates, subsidiaries, sub-licensees and assigns.

B. All rights not expressly granted by Licensor to Licensee under this Agreement shall be reserved for Licensor and shall be free of all claims from Licensee and/or any party(ies) deriving rights from and/or acting on behalf of Licensee ("Licensor's Reserved Rights'). It is understood that Licensee may request Licensor's grant of additional rights such as sell-trough videos and merchandising items of any kind not being mentioned hereunder whereas the granting of such rights will be upon Licensor's sole discretion. In the event of any Licensee's requests, Licensor warrants that any of its decisions will not be unreasonably withheld. Nothing contained in this Agreement shall be deemed to restrict Licensor's rights at any time to exercise in the Licensed Territory any or all of Licensor's Reserved Rights either directly and/or through any of Licensor's parents, affiliates, subsidiaries, licensees, sub-licensees, and/or assigns.

C. Notwithstanding Licensee's exclusive exploitation rights hereunder in the Territory during the continuance of the applicable Exploitation Period, all of the following rights are herein granted on an approval basis, i.e. the exercise hereunder of any of the following rights shall be subject to Licensor's prior written approval from time to time whereas it is understood that Licensor's decision shall not be unreasonably withheld and shall be declared within ten working days after the receipt of Licensee's respective request:

     1. To manufacture, distribute, sell, or otherwise exploit any of the Master Recordings in any format, form, or manner other than the Authorized Record Configuration(s) of the Records;

     2. to distribute and/or sell or otherwise exploit any of the Records hereunder in any manner other than as provided for under sub-clause V.A.1. hereof;

     3. to use or license any Records, Master Recording(s), and/or any part(s) thereof on a flat fee basis, or otherwise, including without limitation for synchronization in any cinematographic, television, and/or video film;

     4. to authorize and/or instigate the production of any "video clip" or "video" or "graphic files" for any Records and/or Master Recording(s), except that if Licensor shall expressly approve the production by or on behalf of Licensee of any such video clip or video, then same shall be deemed to be "works made for hire" which from the inception of the making thereof shall be owned by Licensor in perpetuity throughout the world and the universe without any restrictions whatsoever, PROVIDED THAT (unless Licensor expressly agrees to the contrary from time to time) any use(s) hereunder of any such video clips or videos shall be made solely for promotional purposes in the Licensed Territory during the continuance of the applicable Exploitation Period and only in connection with the distribution and/or sale and/or other approved exploitation of the respective Records and/or Master Recording(s) hereunder.

     5. to distribute and/or sell or otherwise exploit any of the soundrecordings hereunder through the Internet via soft downloads by the use of technologies such as MP3, MP4 or and other applicable technologies always provided however, that the exploitation of the rights of Licensor and/or any third party on the soundrecording shall be applied in accordance to the actual technical security standards and shall be sufficiently protected.

     6. to promote the soundrecordings in the Internet by use of digitized music clips with a duration of maximum thirty (30) seconds.

D. Licensee shall procure that all packaging of Records subject to this Agreement shall bear appropriate credit on the inlay cards, labels and/or packaging of the Records and shall read as follows: "Under Exclusive License of INTERSHOW RECORDS AG, SWITZERLAND.

VI. Advances.

Licensee shall pay to Licensor by way of advances on royalties hereunder ("Advance(s)") the sum(s) specified in Clause 5 of the Appendix. The Advance(s) shall be non-returnable but fully recoupable from any and all "Royalties" (as defined in sub-clause VI.A. above) and due to Licensor pursuant to this Agreement and otherwise subject to the following:

A. If Royalties earned hereunder as of the last day of any accounting period are in excess of the Advance(s) theretofore paid hereunder, ("Excess Royalties"), then such Excess Royalties shall be payable to Licensor as and when so earned and due pursuant hereto, it being hereby expressly clarified and agreed that Excess Royalties so payable from time to time shall not be deducted from nor shall such Excess Royalties be applied towards the recoupment of any other Advance(s) payable thereafter to Licensor.

B. If as of the last day of any accounting period the Advance(s) theretofore paid hereunder shall not have been fully recouped from Royalties due hereunder and earned up such date ("Unrecouped Balances"), then such Unrecouped Balances shall continue to be recoupable from any Royalties subsequently earned by Licensor hereunder.

C. Each Advance due to Licensor hereunder as specified in Clause 5 of the Appendix. For the avoidable of doubt it is expressly understood, that all Advances payable on the individual days according to the schedule as under Clause 5 of the Appendix are the dates of receipt of any advance payments hereunder.

D. There shall be no cross-collateralisation between the respective Advance(s) payable under the Agreement.

VII. Royalty.

A. In full and final consideration of Licensor's services and the rights licensed to Licensee hereunder, Licensee shall pay to Licensor (subject to applicable recoupment provisions hereunder) royalties and royalty-like sums (if any) such as flat fees (royalties and royalty-like sums collectively being referred to as "Royalty/Royalties") for any and all sales of the Records hereunder effected by or on behalf of Licensee and/or any of Licensee's affiliates, subsidiaries, sub-licensees and assigns as well as for any and all other uses of any of the Master Recordings or any part(s) thereof at the applicable rate(s) and/or in the amount(s) specified in Clause 6 of the Appendix.

B. for the purpose of computing Royalties at any percent rage(s) due to Licensor hereunder, it is agreed that Royalties will be computed on the basis of

     1. the "Royalty  Base Selling  Price" or "RBSP" means the  applicable  "New
     Selling Price" (as herein defined) less the applicable "Container Deduction") permitted to be made hereunder for the purpose of constructing the applicable RBSP;

     2. "Net Selling Price" shall mean the applicable "Selling Price," exclusive of any sales taxes (if any) actually included in the Selling Price;

     3. "Selling Price" means the applicable "Published Price to Dealer" (PPD) for the respective Record configuration in the respective price category as so published from time to time by the respective distributor in the country where such Records are sold to the respective dealers, which for the Territory of the USA, are being specified in Clause 7 of the Appendix except that

          a. where Records are sold hereunder as finished product to any educational institutions, libraries, or to any commercial purchaser for sale and/or re-sale to or through club channels, mail order, direct mail, or army sales channels (including without limitation Pxes or the European Exchange System), or for use as any Premium or promotional items, the "Selling Price" shall mean the purchase price per unit payable by the respective commercial purchaser for Records so purchased; or

          b.  where  Records  are  sold  hereunder  through   direct-to-consumer
          (including door-to-door sales), the "Selling Price" shall mean the selling price per unit payable by any third party to Licensee.

          c. where Records and/or songs are sold hereunder through downloads and/or E-Commerce via the Internet, the "Selling Price" shall mean the selling price per download and/or shipment payable by any third party to Licensee.

     For the avoidance of doubt, it is expressly understood that "Selling Price" or "PPD" means "Wholesale Price" as mentioned under the Short Form License Agreement between the parties as of July 27th, 1999.

     4. the applicable "Container Deduction" permitted to be made for the purpose of constructing the applicable Royalty Base Selling Price shall be as follows:

          a. In respect of any Records hereunder which fall within the definitions of "Audiophile Records" or "Videograms" or "multimedia" configurations or "New Technology Configurations," 10% (ten percent) of the applicable "Net Selling Price" and

          b. in respect only of audio-only Records which are not included in the definition of any of the expressions referred to in subparagraph
          VII.B.4.a. the Container Deduction permitted to be made hereunder shall equal 10% (ten percent) of the applicable Net Selling Price.

C. "Records sold," "sales," "sold," or "net sales means in each instance one (100%) percent of any and all Records sold hereunder. Subject to the immediately aforesaid, it is hereby further agreed that subject to applicable recoupment provisions hereunder, Licensor's Royalties in respect of any and all Records hereunder shall in each instance be calculated, accounted, and paid for as of the first unit sold hereunder. For the period of six (six) months after the release date of each record under this Agreement, Licensee shall be entitled to deduct a reserve of 5% (five percent) for free goods, usable for the purpose of the promotion and the marketing of records. During such term, Licensee shall be entitled to account and pay royalties only on the basis of 95% (ninety-five percent) of the amount of records sold.

D. Notwithstanding anything to the contrary herein contained and subject always to Licensor's prior written approval (which may be given or withheld at Licensor's sold discretion), in the event that any Records hereunder are sold under the terms and conditions of any licensing arrangement(s) made between Licensee and anything third party company (collectively "Third Party Licensing Arrangements"), Licensee shall assure that the applicable royalty terms (including without limitation royalty rates, container deductions, royalty base prices, royalty-bearing units and reserves provisions) respecting any such Third Party Licensing Arrangements shall be negotiated and agreed in good faith between Licensee and the respective third party licensee from time to time PROVIDED THAT, subject to the foregoing provisions of this sub-clause D and subject to applicable recoupment provisions hereunder, the Royalty due to Licensor in respect of any Records hereunder which are sold pursuant to any Third Party Licensing Arrangements shall in each instance equal six tenths (6/10) of Licensee's net royalty receipts but a minimum of 19 (nineteen) percent (exclusive of taxes and duties and after deduction of all royalty payments due to any third party such as by way of Mechanical Copyrights Royalties and union fees, if any) which are attributable to any Records so sold under the provisions of any such Third Party Licensing Arrangements. For the avoidance of doubt, it is hereby expressly clarified and agreed that any moneys due to Licensor under the foregoing provisions of this sub-clause D shall be deemed to be additional Royalties earned hereunder which are equally subject to recoupment provisions otherwise applicable pursuant hereto.

E. Notwithstanding anything to the contrary herein contained, if at any time during the applicable Exploitation Period and subject to Licensor's approval from time to time, Licensee wishes to use or license any of the Master Recordings or any part(s) thereof for commercial exploitation in the Territory on the basis of a flat fee payment (as opposed to any per unit Royalty), including without limitation for synchronization in any film or commercial, then and in any of such events Licensee shall (concurrently with Licensee's notice to Licensor requesting Licensor's approval for each respective use or exploitation as aforesaid) inform Licensor in writing of all relevant details (including without limitation the licensed period and the proposed flat fee payment for such use or exploitation), provided that if Licensor at Licensor's discretion from time to time shall approve any such use(s) or exploitation, then the Royalty due to Licensor shall in each instance equal six tenths (6/10) of the applicable flat fee approved by Licensor and payable by any third party in respect of such use or exploitation SAVE THAT if any such approved use or exploitation shall be made by Licensee itself, then the flat fee payable by Licensee to Licensor shall amount to such sum as the parties shall have mutually agreed form time to time.

F. Notwithstanding anything to the contrary herein contained, if Licensor shall have approved any Master Recording(s) for use on any Record which couples any Master Recording(s) subject to this Agreement together with any other record(s) which are not subject to this Agreement (any such Record as immediately aforesaid being sometimes herein referred to as a "Compilation"), then any applicable percentage rate Royalty due to Licensor in respect of the Master Recording(s) contained in such Compilation shall be computed on a pro rata numeris basis, subject to any minimum royalty provisions where applicable.

VIII. Payments and Accountings

A. Except as specifically agreed to the contrary by Licensor in writing, Licensee shall bear, pay, and discharge all taxes, assessments, duties, outgoings, and burdens which arise out of the manufacture, distribution, sale or other exploitation of the Records hereunder. All sums due to Licensor by way of Royalties hereunder are intended to include provisions for all royalties due to artist(s), producer(s), and/or any third party licensor(s) of Licensor as a result of the distribution, sale or other exploitation in the Territory in accordance with this Agreement.

B. Within thirty (30) calendar days following after the end of the quarter of each calendar year during which any Records hereunder have been sold by or on behalf of Licensee and/or any of Licensee's affiliates, subsidiaries, sub-licensees and assigns, Licensee shall furnish to Licensor a formal detailed statement (signed by Licensee's authorized officer) specifying (1) all Record sales and/or other exploitation hereunder during the respective quarterly accounting period and (2) the respective Royalties and royalty-like sums (such as flat fees) due to Licensor hereunder with respect thereto. Subject to applicable recoupment provisions hereunder, each statement described hereinabove shall be accompanied by payment of Royalties and/or other applicable sums due to Licensor under this Agreement, provided always that the Advances (if any) and other recoupable sums (if any) paid to Licensor hereunder shall only be recoupable in accordance with applicable recoupment provisions herein contained or otherwise approved by Licensor from time to time.

C. Licensee shall have the right to compute Royalties and/or royalty-like sums resulting from sales and/or other exploitation hereunder in the Licensed Territory in the national currency of the country of sale or exploitation. All payments due to Licensor hereunder, however, shall be made in US Dollars, or if required by a superseding body of law governing currencies and/or monetary payments hereunder, in the appropriate currency substitute of the US Dollar as shall have been notified by Licensor to Licensee if and when applicable. It is agreed that any conversions required for the purpose of paying Licensor hereunder shall be made at the official rate of exchange prevailing in the Licensed Territory when payment shall be made and due pursuant hereto, provided that in the case of "Late Payment" by Licensee, the conversion rate applicable on the actual date of payment or on the original due date for payment shall apply, whichever shall be more favorable to Licensor. "Late Payment" shall mean any payment by Licensee to Licensor at any date later than the contractual due date pursuant hereto, PROVIDED THAT in the event of the Late Payment by Licensee of any monies due to Licensor hereunder, Licensee shall pay to Licensor the applicable monies so due to Licensor pursuant hereto plus simple interest thereon at the rate of 10% (ten percent) per annum from the time when payment thereof should have been made pursuant thereto until the time of actual payment thereof by or on behalf of Licensee.

D. Advances, Royalties and other sums due pursuant to this Agreement shall be exclusive of any value added tax ("VAT") or similar tax payment, provided that if Licensor is subject to VAT or similar tax payment, then such VAT or similar tax payment shall be due and payable to Licensor in addition to the Royalty, Advances, and/or other sums so due. If the laws of the Territory require that income or similar withholding tax on moneys due to Licensor hereunder be withheld at the source, then the moneys due to Licensor hereunder shall be reduced by the same withheld, provided that in the event that Licensee receives a credit with respect to taxes so withheld, then Licensor's royalty account hereunder shall be credited by the proportion of such credit which is attributable to Licensor's moneys hereunder. Licensee shall give Licensor reasonable assistance in obtaining a certificate setting forth the amount of tax withheld or deducted so as to enable Licensor to apply for tax credit from Licensor's local tax authorities for taxes so withheld or deducted. In the event that due to governmental restrictions any payment to Licensor hereunder cannot be made (for example, due to government regulations under a "blocked currency" situation), then Licensee shall deposit such moneys in a depository selected by Licensor. Such deposit in accordance with the foregoing provisions shall be deemed to fulfill Licensee's respective payment obligation hereunder.

E. Licensee shall keep detailed, true and correct books and accounts relating to the manufacture, distribution, sale and other exploitation of Records hereunder. Licensor's representative(s) shall have the right at any time and from time to time until the expiry of two (2) years after the date of the expiration or other termination of the Term, but not more than once during any calendar year, to inspect and take notes of all documents which pertain to the exercise by Licensee of any exploitation rights granted to Licensee hereunder, provided that, in connection with the exercise from time to time of Licensor's audit rights hereunder, all such documents shall be made available to Licensor at Licensee's principal place of business in the Licensed Territory. Any inspection by or on behalf of Licensor shall be made on not less than thirty (30) calendar days where the documents are made available to Licensor. If any such aforesaid inspection reveals an accounting error of more than five percent (5%) for the period under review, then Licensee shall reimburse Licensor an amount equal to the reasonable costs directly incurred by Licensor from such particular inspection and, in addition, Licensee shall pay to Licensor any amount discovered to be still due, together with simple interest thereon at the rate of ten percent (10%) per annum for the amount due from the time when payment thereof should have been made pursuant hereto until the time of actual payment thereof on behalf of or by Licensee.

F. Notwithstanding anything to the contrary herein contained, it is hereby agreed that any royalty statement or other account rendered by Licensee hereunder shall be binding and not subject to any objection for any reason unless such objection is made by Licensor in writing stating the basis thereof and delivered to Licensee within one (1) year from the date of Licensor's receipt of such statement or account, and if Licensee denies the validity of Licensor's objection unless proceedings are instituted in a court of competent jurisdiction within one (1) yar after Licensor's receipt of Licensee's written notice to Licensor stating that Licensee denies the validity of Licensor's objection.

IX. Copyright Royalties.

Licensee, its affiliates, subsidiaries, sub-licensees and assigns shall be liable and responsible for the payment of any and all mechanical copyright royalties and obtaining all necessary clearances and licenses for the distribution and/or sale and/or other exploitation of Master Recording(s) hereunder, such payment to be made directly to the applicable copyright proprietors or their duly authorized agents, and Licensee shall hold Licensor free and harmless from any and all claims with respect hereto.

X. Representations and Warranties.

A. Licensor represents, warrants, and agreed that Licensor has all necessary authorizations to enter into and fully perform this Agreement. Licensor warrants that Licensor owns or otherwise controls the rights for the Licensed Territory in and to the Specified Album(s) and shall continue to own or otherwise control such rights for the duration of the Term and Sell-Off Period. Licensor will not grant any exclusive right to any person to Master Recording(s) which would derogate from or be in conflict with the rights granted to Licensee hereunder.

B. Each Party represents, warrants, and agrees that Each Party has all necessary authorizations to enter into and full perform this Agreement. Licensee further warrants and represents that the distribution, sale and/or other exploitation of Records comprising the Master Recording(s) shall not infringe upon the rights of any third party, and Licensee hereby agrees to hold Licensor free and harmless from any and all claims with respect thereto. Each party will not knowingly incur any liability, restriction, or prohibition which would detrimentally affect Licensee's fulfillment of its performances or obligations hereunder or any of Licensor's rights hereunder. Licensee shall manufacture Records consistent with the standards Licensee normally utilizes for the configurations concerned.

XI.Termination.

A. Licensor shall have the right (exercisable at the sole discretion of Licensor) to forthwith terminate this Agreement in the event that

     1. Licensee fails or refuses to render any of the statements or to make any of the payments due to Licensor pursuant hereto or fails or refuses to perform any other material obligation on Licensee's part to be performed hereunder and any such default is not cured within thirty (30) days after Licensee's receipt of a written notice from Licensor by fax or certified mail, return receipt requested, requesting its cure; or

     2. Licensee has gone into receivership or has made any assignment for the benefit of creditors or made any composition with creditors or any action or proceeding under any bankruptcy or insolvency law is taken by or against Licensee which is not discharged within fourteen (14) days after it is commenced; or

     3. any attachment, execution, or encumbrance is levied against any of Licensee's property whereby such attachment, execution, or encumbrance has not been removed within thirty (30) calendar days; or

     4. if any provision relating to payment by Licensee to Licensor shall be legally declared invalid or unenforceable; or,

     5. Licensor discovers that Licensee and/or any parent or affiliate of Licensee has been operating as "Pirate Company(ies)" or has knowingly been represented by or connected with any Pirate Company, regardless of whether such pirating activity(ies) and/or Pirate Company(ies) are located in or outside of the Licensed Territory. "Pirate Company(ies)" means any company(ies) which effectuated or was/were involved in the manufacture, export, import, and/or sale of any record(s) without having first obtained all required authorizations from the respective copyright proprietor(s) and the rightful owner(s) in and to the master recording(s) embodied on such record(s).

B. If and when any termination event under the provisions of sub-clause 11.1. should occur, then and in any of such events Licensor may exercise Licensor's termination right by written notice to Licensee, such termination to be effective as of the date of Licensee's receipt of such notice, provided that (unless Licensee's applicable Exploitation period has already expired prior to the effective date of Licensor's termination) Licensee's applicable Exploitation Period in respect of the Records and Master Recordings hereunder and all rights granted to Licensee pursuant hereto shall automatically and without any further formality concurrently terminate as of the effective date of such termination and Licensee shall not be entitled to any Sell-off Period.

C. Licensee shall have the right (exercisable at the sole discretion of Licensee) to forthwith terminate this Agreement in the event that

     1. Licensor fails or refuses to perform any of its material obligations hereunder and such default is not cured within thirty (30) days from Licensor's receipt of Licensee's written notice requesting its cure; or

     2. Licensor has gone into receivership or has made any assignment for the benefit of creditors or made any composition with creditors or any action or proceeding under any bankruptcy or insolvency law is taken by or against Licensor which is not discharged within fourteen (14) days after it is commenced or

     3. any attachment, execution, or encumbrance is levied against any of Licensor's property whereby such attachment, execution, or encumbrance has not been removed within thirty (30) calendar days.

D. If and when an early termination event under the provisions of clause 11.3 hereof should occur, then Licensee may exercise Licensee's termination right by written notice to Licensor, such termination to be effective as of the date of Licensor's receipt of such notice, provided that Licensee's applicable Exploitation Period in respect of the Records and Master Recordings hereunder and all rights granted to Licensee pursuant hereto shall automatically and without any further formality concurrently terminate as of the effective date of such termination but Licensee shall be entitled to the Sell-off Period in accordance with applicable provisions herein contained.

E. Any termination of this Agreement by either party shall be without prejudice to any other rights and/or claims which either party may have at law, in equity or otherwise, and such rights and/or claims shall survive the termination of the Agreement.

XII Force Majeure.

If Force Majeure prevents the hindered party from fulfilling its obligations hereunder for a period longer than 6 (six) weeks, then Licensor and Licensee shall enter into good faith negotiations to reform the obligation concerned.

XIII. Indemnity.

Licensee and Licensor agree to defend, indemnify, and hold each other harmless from and against any and all liability, loss, damage, cost, and expense, including reasonable legal fees, arising out of or by reason of any breach of any of the covenants, warranties, or representations hereunder. The indemnitor shall receive prompt written notice of any claim or action, at its expense, with counsel of its own choice. The foregoing indemnity shall apply to the claim or action proven to be legitimate as a result of any settlement entered into with the indemnitor's prior written consent, or as a result of any final non-appealable adverse judgment. In the event that litigation should arise between Licensor and Licensee, then the prevailing party shall have the right to be reimbursed for reasonable attorney's fees and reasonable court costs.

XIV. Assignment.

So long as the rights, duties, and obligations hereunder will not be detrimentally affected, Licensor and Licensee may assign, transfer, sub-license, or charge any of their respective rights hereunder to their respective parent, subsidiary, affiliated company, or any entity with whom Licensor or Licensee respectively enters into a merger, consolidation, sale of stock, sale of assets or other reorganization. Licensor warrants that as of the signing hereof, Licensor has not made any assignment as aforesaid.

XV. Notices/Definitions

A. All notices must be in writing to be effective. Essential notices shall be served or confirmed by cable, registered mail, certified mail, or airmail at the addresses stated hereinabove or as otherwise directed by the addressee, whereby all charges are to be pre-paid by the addressor.

B. The words and expressions used herein shall have the meanings respectively ascribed to same hereunder or, in the absence of respective definition(s), as same are generally understood by industry experts. As used hereunder,

"Audiophile record" means an audio-only record which is made for digital playback and includes without limitation compact discs ("CD"), digital audio tapes ("DAT"), digital compact cassettes ("DCC"), Compact Disc Interactive ("CD-I"), Compact Disc Read only Memory (CD-ROM) and mini discs ("MD");

"Biographical Material" shall mean the name(s), voice(s), likeness(es), and biography(ies) of the Artist(s) as delivered and/or approved by Licensor. Licensee may only use such Biographical Material in connection with the sale, promotion, broadcast of the Records containing the performance(s) of the respective Artist(s). If Licensor should be bound by any restrictions affecting the use of any Biographical Material, then (subject to Licensee having been informed thereof in writing) any such restriction(s) shall equally apply to Licensee. Any permitted use by Licensee of any Biographical Material shall be on a non-exclusive basis for the Licensed Territory during the Exploitation Period and Sell-Off Period; should the Exploitation Period or Sell-Off Period be terminated, then all permitted usage(s) by Licensee of any Biographical Material shall be deemed to have been automatically revoked.

"Master recording" means the original material object in which sounds, whether or not coupled with visual images, are fixed by any method now known or later developed and from which sounds, whether or not coupled with visual images, can be perceived, reproduced or otherwise communicated, either directly or with the aid of a machine, device or process. For the purposes of this Agreement, "Master Recordings" or "Masters" means and includes all master recordings subject to this Agreement, all playbacks, mixes and re-mixes thereof in whole or in part as well as all Video-clips and/or Videos which embody any of the Master Recordings in whole or in part.

The noun "record" means any mechanical reproduction, in any form now known or later developed from which sounds (whether or not coupled with visual images) can be perceived, reproduced or otherwise communicated, either directly or with the aid of a machine, device or process. For the purposes of this Agreement, "Master Recordings" or "Masters" means and includes all master recordings subject to this Agreement, all playbacks, mixes and re-mixes thereof in whole or in part as well as all Video-clips and/or Videos which embody any of the Master Recordings in whole or in part.

The noun "record" means any mechanical reproduction, in any form now known or later developed from which sounds (whether or not coupled with visual images) can be perceived, reproduced or otherwise communicated, either directly or with the aid of a machine, device or process, and which is manufactured or exploited primarily for home use, provided that, for the purpose hereof, "Record" means any record which contains the Specified Album subject to this Agreement.

"Source Materials" means all materials and artwork, all copyright, tracklisting and label information which are necessary for Licensee to implement its exploitation rights hereunder, including a DAT technically suitable for use in the manufacture of Records hereunder, PROVIDED THAT (a) Licensor shall provide Licensee with the Source Materials upon execution hereof (b) the Licensee shall use the Source Material only as delivered by Licensor to Licensee and Licensee shall not use the Masters nor permit the use thereof for any purpose other than the manufacture of the Authorized Record Configurations of the Records as provided for in this Agreement; (c) the supply to the Licensee of the Masters shall not imply any change of ownership or control in the Master Recording contained therein, and all such Master Recording(s) shall continue to be owned or controlled by Licensor, subject only to the rights herein granted to Licensee; and (d) Licensee shall be responsible for payment of the reasonable duplicational costs (at Licensor's cost price), packing and shipping expenses as well as taxes, customs and/or duties, if and to the extent that such costs and expenses are actually incurred as a result of the delivery to and/or importation by Licensee of the Source Material and invoiced by Licensor to Licensee (unless paid directly by Licensee), provided that any sums payable by Licensee to Licensor in accordance with the immediately aforesaid shall be so payable within thirty (30) calendar days from the later of Licensee's receipt of the applicable Source Material or Licensee's receipt of the respective invoice therefor in accordance with the immediately aforesaid.

"videogram" means a mechanical reproduction in any form now or hereafter known from which sounds coupled with visual images can be perceived, reproduced or otherwise communicated, either directly or with the aid or a machine, device or process and which is manufactured or exploited primarily for home use and "Videogram" means only the videograms subject to this Agreement.

XVI. Miscellaneous.

A. This Agreement shall not be construed as a partnership, employment, joint venture or agency agreement between Licensor and Licensee.

B. Licensee and Licensor shall have no obligation to make any investigation of the facts relevant to any warranty and/or representation herein made to the other party.

C. The validity, construction and effect of this Agreement shall be governed by the laws of Germany, and Licensee and Licensor hereby agree that courts of Munich, Germany, shall have jurisdiction over any of Licensor's claims regarding any dispute or controversy arising under or in connection with this Agreement. Notwithstanding the foregoing, the parties hereby agree, that any of Licensee's claims regarding any dispute or controversy arising under or in connection with this Agreement shall be governed by the Laws of the United States of America and ruled by the courts of Rhode Island. In the event that any provision of this Agreement shall be legally declared invalid or unenforceable, Licensee and Licensor shall enter into good faith negotiations to reform the provision concerned, however, the remainder of this Agreement shall continue in full force and effect.

D. This Agreement is intended by Licensee and Licensor as a complete and final expression of their understanding and agreement of the subject matter hereunder, and this Agreement supersedes all prior and contemporaneous agreements relating to the subject matter hereunder. No amendment to or modification of this Agreement shall be binding upon the parties hereto unless made in writing and signed by the party sought to be bound. No waiver of any provision or any default under this Agreement shall affect either party's right thereafter to enforce such provision or to exercise any right or remedy arising by virtue of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

ACCEPTED AND AGREED:                               ACCEPTED AND AGREED:
By and on behalf of LICENSOR,                      By and on behalf of LICENSEE,


   /s/ (not legible)
---------------------------                        -----------------------------

APPENDIX A

To the License Agreement made effective as of October 4, 1999 by and between INTERSHOW RECORDS AG, Grenzsstr. 24, CH- 9430 St. Margrethen, Switzerland (hereinafter called "Licensor") of the one part and OPEN DOOR MUSIC; 10 Dorrance Street, Suite 501, Providence, Rhode Island 02903 (hereinafter called "Licensee") of the other part.

Licensor and Licensee hereby agree that the following terms and conditions (the "Appendix A") shall be deemed to have been incorporated into and made a part of the License Agreement:

Clause 1:

"Specified Album" means the following album licensed by Licensor to Licensee and which embodies the recorded performance of the artist(s) specified below ("Artist"):

Name of Artist(s):                                                       Title:
-------------------------------------------------------------------------------

1.  The Harlem Gospel Singers "Live at the Cologne Philharmonic Hall"
2.  Queen Esther Marrow "feat. The Harlem Gospel Singers"

Clause 2:

The Licensed Territory shall be: USA including US Government and Military possessions outside of the USA, Canada and Mexico for the non-Internet related exploitation of records. The World and the Universe for the Internet related exploitation of records.

Clause 3:

The "Exploitation Period" hereunder shall commence as of the date above ("Commencement Date") and, unless sooner terminated under any provisions of
Section 11 hereof shall thereafter continue up to the earlier of August 1, 2002.

Clause 4:

The "Authorized Record Configuration(s)" shall mean Compact Disc (CD) and music Cassette (MC) only.

Clause 5:

a. With respect to the Master Recordings licensed to Licensee under the terms of this Agreement as supplemented by this Appendix A, Licensee shall pay to Licensor Advances in the aggregate amount of US $ 75,000.00 (seventy-five thousand).

b.   The Royalty-Advance due to Licensor hereunder shall be payable as follows:

1.    US $ 18,750.00     on        08/15/1999
2.    US $  6,250.00     on        09/15/1999
3.    US $ 15,000.00     on        12/15/1999
4.    US $ 15,000.00     on        02/01/2000
5.    US $ 10,000.00     on        05/01/2000
6.    US $ 10,000.00     on        08/01/2000

Clause 6:

a. The Royalty due to Licensor in respect of Records hereunder sold through Licensees' regular trade channels in full price category shall be 30% (thirty percent) of the applicable "Royalty Base Selling Price" (as defined and subject as further specified in the License Agreement).

b. The Royalty due to Licensor in respect of Records hereunder sold through Licensee's Internet channel(s) shall be 75% (seventy-five percent) of all revenues relating to Licensee's direct Internet exploitation. For the Internet exploitation by third parties 50% (fifty percent) of all revenues.

c. The Royalty payable to Licensor in respect to Sublicensing shall be split between the parties in a relation of 60% (sixty percent) to 40% (forty percent) to the favor of Licensor.

Clause 7:

The published prices to dealer (PPDs) are:

         1.      for CD 1      :   US $ 8.60
         2.      for CD 2      :   US $ 12.00
         3.      for MC 1      :   US $ 5.25
         4.      for MC 2      :   US $ 8.15

Miscellaneous:

a. For the purpose of on-site sales, Licensor is entitled to purchase sound carriers from Licensee at cost-price. Cost price means actual pressing costs, inclusive mechanical royalties, excluding artist royalties.

b. Licensor shall compensate Licensee with US $ 2.00 (two) per CD sold on-site, during the concert tour of the Harlem Gospel Singers in the Territory. Licensor will provide monthly sales statements within 15 days after the end of the month. All payments by Licensor will be due within 15 days after the date of issue of the respective sales statement.

c. Licensee commits to marketing spendings of US $ 35,000.00 (thirty-five thousand). All special marketing campaigns have to be coordinated with Licensor and Sundance US.

d. Licensee guarantees the release of the double CD as specified under Clause 1 hereunder in the territory of San Francisco, USA for August 52, 1999 and guarantees to use best efforts for the release of the 1-CD and double CD in the rest of Territory by August 25, 1999.

e. Licensee coordinates all marketing activities with Licensor and provides a monthly marketing and activity statement to Licensor within the first 6
     (six) months after the release of each record under the Agreement.

f. All payments of Licensee to Licensor under this Agreement have to be wired to the Licensor's following account:

         Account No.             :       911 529.61 U
         Bank                    :       USB AG
         Branch                  :       Rathhausstr.11
                                         8570 Weinfelden

         Banking Code            :       219
         Account Holder          :       Intershow Records AG

Date hereof: (not legible)
            ---------------

ACCEPTED AND AGREED:                              ACCEPTED AND AGREED:
By and on behalf of LICENSOR,                     By and on behalf of LICENSEE,

  /s/ not legible                                     /s/ not legible
-----------------------------                     ------------------------------